Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael LaBelle

Executive Vice President,

Chief Financial Officer and Treasurer

(617) 236-3352

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES ANNOUNCES

THIRD QUARTER 2016 RESULTS

BOSTON, MA, October 25, 2016 - Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the third quarter ended September 30, 2016.

Net income attributable to common shareholders was $76.8 million for the quarter ended September 30, 2016, compared to $184.1 million for the quarter ended September 30, 2015. Net income attributable to common shareholders per share (EPS) for the quarter ended September 30, 2016 was $0.50 basic and $0.50 on a diluted basis. This compares to EPS for the quarter ended September 30, 2015 of $1.20 basic and $1.20 on a diluted basis. Net income attributable to common shareholders for the quarter ended September 30, 2016 includes gains on sales of real estate aggregating approximately $13.0 million, or $0.08 per share basic and $0.08 per share on a diluted basis, compared to $199.5 million, or $0.58 per share basic and $0.58 per share on a diluted basis, for the quarter ended September 30, 2015. In addition, net income attributable to common shareholders for the quarter ended September 30, 2016 includes accelerated depreciation expense of approximately $50.8 million, or $(0.17) per share basic and $(0.17) per share on a diluted basis, related to the redevelopment of the Company’s 601 Lexington Avenue property. The weighted-average number of basic and diluted shares outstanding totaled approximately 153,754,000 and 154,136,000, respectively, for the quarter ended September 30, 2016 and 153,595,000 and 153,786,000, respectively, for the quarter ended September 30, 2015.

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Funds from Operations (FFO) for the quarter ended September 30, 2016 were $219.6 million, or $1.43 per share basic and $1.42 per share diluted. This compares to FFO for the quarter ended September 30, 2015 of $217.3 million, or $1.41 per share basic and $1.41 per share diluted.

The Company’s reported FFO of $1.42 per share diluted was greater than the mid-point of the guidance previously provided of $1.40-$1.42 per share diluted primarily due to better than expected portfolio operations of $0.02 per share, partially offset by a $(0.01) per share impairment loss related to the anticipated sale of the remaining parcel of land at the Company’s Washingtonian North property located in Gaithersburg, Maryland.

The reported results are unaudited and there can be no assurance that these reported results will not vary from the final information for the quarter ended September 30, 2016. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of September 30, 2016, the Company’s portfolio consisted of 174 properties aggregating approximately 47.7 million square feet, including eight properties under construction/redevelopment totaling approximately 4.0 million square feet. The overall percentage of leased space for the 163 properties in service (excluding the Company’s two residential properties and hotel) as of September 30, 2016 was 89.6%.

Significant events during the third quarter included:

•	On July 1, 2016, the Company entered the Los Angeles market through its acquisition of a 49.8% interest in an existing joint venture that owns and operates Colorado Center located in Santa Monica, California for a gross purchase price of approximately $511.1 million, or approximately $503.6 million in cash net of credits for free rent, unfunded leasing costs and other adjustments. Colorado Center is a six-building office complex that sits on a 15-acre site and contains an aggregate of approximately 1,184,000 net rentable square feet with an underground parking garage for 3,100 vehicles. The property is 66% leased.

•	On August 16, 2016, the Company completed the sale of a parcel of land within its Broad Run Business Park property located in Loudoun County, Virginia for a gross sale price of approximately $18.0 million. Net cash proceeds totaled approximately $17.9 million, resulting in a gain on sale of real estate totaling approximately $13.0 million.

•	On August 17, 2016, the Company’s Operating Partnership completed a public offering of $1.0 billion in aggregate principal amount of its 2.750% senior unsecured notes due 2026. The notes were priced at 99.271% of the principal amount to yield an effective rate, including financing fees and the impact of the settlement of certain forward-starting interest rate swap contracts, of approximately 3.495% to maturity. The notes will mature on October 1, 2026, unless earlier redeemed. The aggregate net proceeds from the offering were approximately $984.7 million after deducting underwriting discounts and transaction expenses.

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•	On August 17, 2016, in conjunction with the Company’s Operating Partnership’s offering of senior unsecured notes, the Company terminated forward-starting interest rate swap contracts which fixed the ten-year swap rate at a weighted-average rate of approximately 2.423% per annum on notional amounts aggregating $550.0 million. The Company cash-settled the contracts and made cash payments to the counterparties aggregating approximately $49.3 million. The Company recognized approximately $0.1 million of losses on interest rate contracts during the three months ended September 30, 2016 related to the partial ineffectiveness of the interest rate contracts. The Company will reclassify into earnings over the ten-year term of the 2.750% senior unsecured notes due 2026 as an increase to interest expense approximately $49.2 million (or approximately $4.9 million per year) of the amounts recorded on the consolidated balance sheets within accumulated other comprehensive loss, which represents the effective portion of the applicable interest rate contracts.

•	On August 19, 2016, the consolidated entity in which the Company has a 55% interest and that owns 601 Lexington Avenue located in New York City commenced the redevelopment of the six-story low-rise office and retail building component of the complex. The redeveloped portion of the low-rise building will contain approximately 195,000 net rentable square feet of Class A office space and approximately 25,000 net rentable square feet of retail space. The Company recorded approximately $50.8 million of accelerated depreciation expense for the portion of the complex to be demolished.

•	On September 1, 2016, the Company used a portion of the net proceeds from its Operating Partnership’s offering of senior unsecured notes and available cash to repay the mortgage loan collateralized by its 599 Lexington Avenue property located in New York City totaling $750.0 million. The mortgage loan bore interest at a fixed rate of 5.57% per annum (5.41% per annum GAAP interest rate) and was scheduled to mature on March 1, 2017. There was no prepayment penalty. The Company recognized a gain from early extinguishment of debt totaling approximately $0.4 million consisting of the acceleration of the remaining balance related to the effective portion of a previous interest rate hedging program included within accumulated other comprehensive loss, offset by the write-off of unamortized deferred financing costs.

•	On September 1, 2016, the Company used a portion of the net proceeds from its Operating Partnership’s offering of senior unsecured notes and available cash to repay the mortgage loan collateralized by its Embarcadero Center Four property located in San Francisco, California totaling approximately $344.8 million. The mortgage loan bore interest at a fixed rate of 6.10% per annum (7.02% per annum GAAP interest rate) and was scheduled to mature on December 1, 2016. There was no prepayment penalty. The Company recognized a loss from early extinguishment of debt totaling approximately $0.7 million consisting of the write-off of unamortized deferred financing costs and the acceleration of the remaining balance related to the effective portion of a previous interest rate hedging program included within accumulated other comprehensive loss.

•	On September 16, 2016, the Company partially placed in-service 888 Boylston Street, a Class A office project with approximately 425,000 net rentable square feet located in Boston, Massachusetts. The property is 71% leased.

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•	On September 27, 2016, the Company executed a letter of intent for the sale of the remaining parcel of land at its Washingtonian North property located in Gaithersburg, Maryland. The letter of intent caused the Company to reevaluate its strategy for the land and based on a shorter than expected hold period, the Company reduced the carrying value of the land to the estimated net sales price and recognized an impairment loss of approximately $1.8 million during the three months ended September 30, 2016.

Transactions completed subsequent to September 30, 2016:

•	On October 1, 2016, a joint venture in which the Company has a 50% interest completed and fully placed in-service 1265 Main Street, a Class A office project with approximately 115,000 net rentable feet located in Waltham, Massachusetts. The property is 100% leased.

•	On October 20, 2016, the Company and its partner in the unconsolidated joint venture that owns Metropolitan Square located in Washington, DC, completed the sale of an 80% interest in the joint venture for a gross sale price of approximately $288.1 million, including the assumption by the buyer of its pro rata share of the mortgage loan collateralized by the property totaling approximately $133.4 million and certain unfunded leasing costs totaling approximately $5.7 million. Prior to the sale, the Company owned a 51% interest and its partner owned a 49% interest in the joint venture. Following the sale, the Company continues to own a 20% interest in the joint venture with the buyer owning the remaining 80%. Metropolitan Square is an approximately 607,000 net rentable square foot Class A office property.

EPS and FFO per Share Guidance:

The Company’s guidance for the fourth quarter, full year 2016 and full year 2017 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses on depreciable real estate or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

As shown below, the Company has updated its projected EPS (diluted) for the full year 2016 to $2.98 - $3.00 per share from $3.04 - $3.11 per share. This is a decrease of approximately $0.09 per share at the mid-point of the Company’s guidance consisting of $0.19 per share of greater than budgeted depreciation expense primarily due to the redevelopment of the low-rise portion of 601 Lexington Avenue that commenced during the third quarter of 2016, partially offset by $0.08 per share from the gain on sale of a land parcel

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during the third quarter of 2016 and $0.03 per share of reduced interest expense resulting from refinancing activity during the third quarter of 2016. In addition, the Company has updated its projected guidance for FFO per share (diluted) for the full year 2016 to $5.97 - $5.99 per share from $5.92 - $5.99 per share. This is an increase of approximately $0.03 per share at the mid-point of the Company’s guidance primarily consisting of $0.03 per share due to higher portfolio performance.

	Fourth Quarter 2016			Full Year 2016
	Low		High	Low		-High
Projected EPS (diluted)	$0.64	-	$0.66	$2.98	-	$3.00
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.85	-	0.85	3.46	-	3.46
Less:
Projected Company Share of Gains on Sales of Real Estate	—	-	—	0.47	-	0.47

Projected FFO per Share (diluted)	$1.49	-	$1.51	$5.97	-	$5.99

The Company’s guidance for the full year 2017 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. In addition, the estimates for the full year 2017 when compared to the full year 2016 include, among other assumptions, (1) an increase in the Company’s share of Combined Same Property NOI of 2.0% - 3.5% resulting in an incremental $0.23 per share at the mid-point, (2) an incremental contribution of $0.14 per share at the mid-point from the Company’s development deliveries offset by the impact of removing properties from service for redevelopment and a full-year contribution from 2016 acquisitions, (3) interest expense savings of $0.12 per share at the mid-point due to 2016 refinancing activities and (4) an increase in development and management service income of $0.01 per share. These items are offset by (1) a reduction in Gains on Sales of Real Estate of $0.47 per share with no sales assumed in 2017, (2) a decrease in lease termination fees of approximately $0.31 per share and (3) increased general and administrative expenses of $0.03 per share at the mid-point.

	Full Year 2017
	Low		High
Projected EPS (diluted)	$2.58	-	$2.76
Add:
Projected Company Share of Real Estate Depreciation and Amortization	3.47	-	3.47
Less:
Projected Company Share of Gains on Sales of Real Estate	—	-	—

Projected FFO per Share (diluted)	$6.05	-	$6.23

Boston Properties will host a conference call on Wednesday, October 26, 2016 at 10:00 AM Eastern Time, open to the general public, to discuss the third quarter 2016 results, the fourth quarter 2016, full fiscal year 2016 and full fiscal year 2017 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 23629459. A replay of the conference call will be available through November 11, 2016, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 23629459. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

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Additionally, a copy of Boston Properties’ third quarter 2016 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of primarily Class A office space, five retail properties, four residential properties (including two properties under construction) and one hotel. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets - Boston, Los Angeles, New York, San Francisco and Washington, DC.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the fourth quarter 2016, full fiscal year 2016 and full fiscal year 2017, whether as a result of new information, future events or otherwise.

Financial tables follow.

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BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2016	December 31, 2015
	(in thousands, except for share and par value amounts)
ASSETS
Real estate, at cost	$18,704,856	$18,465,405
Construction in progress	954,013	763,935
Land held for future development	243,887	252,195
Less: accumulated depreciation	(4,113,553)	(3,925,894)

Total real estate	15,789,203	15,555,641
Cash and cash equivalents	419,323	723,718
Cash held in escrows	63,980	73,790
Investments in securities	23,022	20,380
Tenant and other receivables, net	76,258	97,865
Accrued rental income, net	785,569	754,883
Deferred charges, net	680,192	704,867
Prepaid expenses and other assets	176,693	185,118
Investments in unconsolidated joint ventures	775,659	235,224

Total assets	$18,789,899	$18,351,486

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,077,707	$3,435,242
Unsecured senior notes, net	7,243,767	5,264,819
Unsecured line of credit	—	—
Mezzanine notes payable	307,448	308,482
Outside members’ notes payable	180,000	180,000
Accounts payable and accrued expenses	312,979	274,709
Dividends and distributions payable	113,038	327,320
Accrued interest payable	234,628	190,386
Other liabilities	461,079	483,601

Total liabilities	10,930,646	10,464,559

Commitments and contingencies	—	—

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.:
Excess stock, $0.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized; 5.25% Series B cumulative redeemable preferred stock, $0.01 par value, liquidation preference $2,500 per share, 92,000 shares authorized, 80,000 shares issued and outstanding at September 30, 2016 and December 31, 2015	200,000	200,000
Common stock, $0.01 par value, 250,000,000 shares authorized, 153,851,912 and 153,658,866 issued and 153,773,012 and 153,579,966 outstanding at September 30, 2016 and December 31, 2015, respectively	1,538	1,536
Additional paid-in capital	6,326,580	6,305,687
Dividends in excess of earnings	(725,522)	(780,952)
Treasury common stock at cost, 78,900 shares at September 30, 2016 and December 31, 2015	(2,722)	(2,722)
Accumulated other comprehensive loss	(73,943)	(14,114)

Total stockholders’ equity attributable to Boston Properties, Inc.	5,725,931	5,709,435
Noncontrolling interests:
Common units of the Operating Partnership	608,280	603,092
Property partnerships	1,525,042	1,574,400

Total equity	7,859,253	7,886,927

Total liabilities and equity	$18,789,899	$18,351,486

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BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in thousands, except for per share amounts)
Revenue
Rental
Base rent	$489,312	$494,300	$1,518,826	$1,471,591
Recoveries from tenants	92,560	91,544	267,852	266,932
Parking and other	24,638	25,509	75,576	76,849

Total rental revenue	606,510	611,353	1,862,254	1,815,372
Hotel revenue	12,354	12,619	33,919	35,107
Development and management services	6,364	5,912	18,586	16,102

Total revenue	625,228	629,884	1,914,759	1,866,581

Expenses
Operating
Rental	228,560	219,796	665,670	655,610
Hotel	8,118	8,125	23,730	24,196
General and administrative	25,165	20,944	79,936	72,019
Transaction costs	249	254	1,187	789
Impairment loss	1,783	—	1,783	—
Depreciation and amortization	203,748	153,015	516,371	475,082

Total expenses	467,623	402,134	1,288,677	1,227,696

Operating income	157,605	227,750	626,082	638,885
Other income (expense)
Income from unconsolidated joint ventures	1,464	2,647	5,489	20,559
Interest and other income	3,628	3,637	6,657	6,337
Gains (losses) from investments in securities	976	(1,515)	1,713	(1,146)
Interest expense	(104,641)	(108,727)	(314,953)	(326,018)
Losses from early extinguishments of debt	(371)	—	(371)	—
Losses from interest rate contracts	(140)	—	(140)	—

Income before gains on sales of real estate	58,521	123,792	324,477	338,617
Gains on sales of real estate	12,983	199,479	80,606	294,563

Net income	71,504	323,271	405,083	633,180
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	17,225	(115,240)	(53)	(139,712)
Noncontrolling interest—redeemable preferred units of the Operating Partnership	—	—	—	(6)
Noncontrolling interest—common units of the Operating Partnership	(9,387)	(21,302)	(42,120)	(50,906)

Net income attributable to Boston Properties, Inc.	79,342	186,729	362,910	442,556
Preferred dividends	(2,589)	(2,647)	(7,796)	(7,854)

Net income attributable to Boston Properties, Inc. common shareholders	$76,753	$184,082	$355,114	$434,702

Basic earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.50	$1.20	$2.31	$2.83

Weighted average number of common shares outstanding	153,754	153,595	153,681	153,426

Diluted earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.50	$1.20	$2.31	$2.82

Weighted average number of common and common equivalent shares outstanding	154,136	153,786	153,971	153,825

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BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in thousands, except for per share amounts)
Net income attributable to Boston Properties, Inc. common shareholders	$76,753	$184,082	$355,114	$434,702
Add:
Preferred dividends	2,589	2,647	7,796	7,854
Noncontrolling interest - common units of the Operating Partnership	9,387	21,302	42,120	50,906
Noncontrolling interest - redeemable preferred units of the Operating Partnership	—	—	—	6
Noncontrolling interests in property partnerships	(17,225)	115,240	53	139,712
Less:
Gains on sales of real estate	12,983	199,479	80,606	294,563

Income before gains on sales of real estate	58,521	123,792	324,477	338,617
Add:
Depreciation and amortization	203,748	153,015	516,371	475,082
Noncontrolling interests in property partnerships’ share of depreciation and amortization	(40,907)	(21,405)	(79,831)	(70,147)
Company’s share of depreciation and amortization from unconsolidated joint ventures	9,128	3,808	18,242	2,562
Corporate-related depreciation and amortization	(393)	(334)	(1,119)	(1,017)
Less:
Noncontrolling interests in property partnerships (2)	(17,225)	14,122	53	38,594
Noncontrolling interest - redeemable preferred units of the Operating Partnership	—	—	—	6
Preferred dividends	2,589	2,647	7,796	7,854

Funds from operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	244,733	242,107	770,291	698,643
Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	25,169	24,846	79,440	72,278

Funds from operations attributable to Boston Properties, Inc. common shareholders	$219,564	$217,261	$690,851	$626,365

Boston Properties, Inc.’s percentage share of funds from operations - basic	89.72%	89.74%	89.69%	89.65%

Weighted average shares outstanding - basic	153,754	153,595	153,681	153,426

FFO per share basic	$1.43	$1.41	$4.50	$4.08

Weighted average shares outstanding - diluted	154,136	153,786	153,971	153,825

FFO per share diluted	$1.42	$1.41	$4.49	$4.07

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(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. common shareholders (computed in accordance with GAAP) for gains (or losses) from sales of properties, impairment losses on depreciable real estate consolidated on our balance sheet, impairment losses on our investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate-related depreciation and amortization, and our share of income (loss) from unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure, but we believe the presentation of FFO, combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

In order to facilitate a clear understanding of the Company’s operating results, FFO should be examined in conjunction with net income attributable to Boston Properties, Inc. common shareholders as presented in the Company’s consolidated financial statements. FFO should not be considered as a substitute for net income attributable to Boston Properties, Inc. common shareholders (determined in accordance with GAAP) or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

(2)	For the three and nine months ended September 30, 2015, excludes the noncontrolling interests in property partnerships’ share of a gain on sale of real estate totaling approximately $101.1 million.

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BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	September 30, 2016	December 31, 2015
Boston	90.0%	90.6%
New York	90.1%	91.5%
San Francisco and Los Angeles	87.3%	93.8%
Washington, DC	90.1%	91.0%

Total Portfolio	89.6%	91.4%

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